Exhibit 10.5

CLINICAL TRIAL AGREEMENT

THIS AGREEMENT, effective as of August 19, 2003 (the Effective Date), is by and between BIOLOK International, Inc. a corporation organized and existing under the laws of the State of Florida and having its offices at 312 South Military Trail, Deerfield Beach, Florida 33442 ("Sponsor") and New York University College of Dentistry, an administrative unit of New York University an education corporation organized and existing under the laws of New York, having its offices at 345 East Twenty-fourth Street, New York, NY 10010 ("NYUCD").

WHEREAS, Sponsor desires to conduct clinical trails with respect to such Protocols as "A study to compare the BioLok implant system vs. three other dental implant systems with regards to changes in marginal bone level", which will guide the performance of this Agreement and which has been written by the Sponsor and accepted by NYUCD and Principal Investigator.

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to NYUCD and to the Sponsor, and will further NYUCD's instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt educational institution.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1)    Effective Date

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 15 hereof

2)     Scope of Work

NYUCD shall perform the study described in the Protocol entitled: "A study to compare the BioLok implant system vs. three other dental implant systems with regards to changes in marginal bone level" and attached hereto as Appendix A and which is hereby incorporated into and made part of this Agreement ("the Study") subject to and in accordance with the provisions hereof.

3)    Principal Investigator

A.    The Study will be conducted by and under the direction of NYUCD's Dr. Dennis Tarnow, (hereafter referred to as "Principal Investigator"). The Principal Investigator will be responsible for the direction of the Study in accordance with all applicable NYUCD policies and all applicable State and Federal laws and regulations. If, during the Performance Period (as hereafter defined) the Principal Investigator shall cease to supervise the Study, then NYUCD shall so notify Sponsor and shall endeavor to find from among the faculty of NYUCD a Principal Investigator or Principal Investigators acceptable to Sponsor, which acceptance shall not unreasonably be withheld, this Agreement may be terminated by either party upon written notice to the other party.

B.    Principal Investigator, or, Investigators responsible to the Principal Investigator and who are identified within the proposal shall distribute the test article to subjects. The Principal Investigator shall not commence the Study until NYU's Institutional Review Board has given its written approval to the Study and to a written informed consent form with respect to the Study. The Principal Investigator will promptly forward a copy of such approval to Sponsor.

C.    The Principal Investigator shall not distribute the Study product except to subjects who have given informed consent in writing upon the form approved by NYU's Institutional Review Board.

D.    The Principal Investigator shall promptly notify the Sponsor by telephone of any serious or unexpected adverse reaction experienced by a patient or subject in the Study, whether or not such has been determined to be attributable to the test product. NYU's Institutional Review Board must also be notified of such reactions. All adverse reactions shall be reported on the appropriate case report forms.

4.     Performance Period

The study shall be performed during the period of October 10, 2003 to September 31, 2007 ("Performance Period"). If at anytime the Principal Investigator has reason to believe work will not be completed within the Performance Period, the Principal Investigator will advise Sponsor of the reason(s) and the length of time required to complete the study.

5.    Study Drug/Device/Product

Sponsor shall make available sufficient quantities of test product to carryout the Study. The Principal Investigator shall take responsible steps to handle, store, and use such materials in accordance with Appendix A. All such unused materials will be returned to the Sponsor at the conclusion of the work, unless written authorization to destroy them is given by the Sponsor.

6.    Payment

A.    In consideration of the costs of the Study SPONSOR shall pay NYUCD as set forth below.

i.	Payment of $5,000 due upon execution of contract.
ii.	Payments of $5,000 per month for the period of October through December of 2003 due upon the first of each month (total $15,000).
iii.	Payments of $7,500 per month for the period of January through December of 2004 due upon the first of each month (total $90,000).
iv.	Payments of $7,500 per month for the period of January through December of 2005 due upon the first of each month (total $90,000).
v.	Payment of $20,000 due upon December 1, 2006.
vi.	Payment of $37,139 will be paid when the investigator has signed the final report.
vii.	Invoicable Items are due upon receipt of invoice.
        .
B.    Checks will be made payable to:

        "New York University College of Dentistry"
        The checks should be sent to:
        Rene Lopez
        Executive Administrator
        Bluestone Center for Clinical Research
        New York University College of Dentistry
        345 East 24th Street
        Room 231 `W', MC: 9447
        New York, NY 100 10-4086

The total payments which SPONSOR will be obligated to make or cause to be made to NYUCD to complete Study with the number of subjects specified in the Protocol for Study shall be set forth in the Budget which shall be attached to this Agreement and which shall be deemed incorporated herein and subject to all terms and conditions of this Agreement (the "Budget"). In no event shall payments hereunder exceed the amount set forth in the Budget, without the prior written consent of SPONSOR. If fewer than the anticipated number of subjects complete a Study, then the aforementioned payments will be reasonably prorated.

7     Confidential Information

A.    "Confidential Information" as used herein shall mean compounds or substances and information or data in written, oral or tangible form delivered by or on behalf of Sponsor hereunder for the performance of the Study and which is clearly labeled as confidential by Sponsor, or if presented in oral form is immediately identified as confidential and is summarized and labeled in written form as confidential within fifteen (15) days of its oral presentation. Confidential Information will not include any information that: (i) was known by NYUCD prior to its receipt from Sponsor; (ii) is generally publicly known or becomes publicly known subsequent to its receipt from Sponsor through no fault of NYUCD; (iii) is hereafter developed by NYUCD independent of any disclosure by Sponsor hereunder; or (iv) is received by NYUCD from another party not under an obligation of confidentiality to Sponsor.

B.    Both parties recognize that the industrial standards for handling confidential information may not be appropriate in academic settings. However, NYUCD agrees to retain Confidential Information in such confidence as NYUCD retains its own confidential information, not to reveal such Confidential Information to third parties, except as required by law or regulation, without the prior written permission of Sponsor, and to use such Confidential Information only for the purpose of conducting the research or work hereunder. At the termination of this agreement all Confidential Information (including copies and unused substances) will be returned to Sponsor, except that NYUCD may retain one copy of such Confidential Information for archival purposes only.

C.    NYUCD retains the right to publish any and all of its Study results conditioned on the mutually agreed Study Protocols.

D.    Sponsor shall have the right to use, copy and distribute as it sees fit any of the published results of the Study, provided that Sponsor may not use the name of NYUCD and its Principal Investigator for any public or commercial purposes, including advertising, promotional or sales literature or product labeling without the prior written consent of NYUCD.

E.    NYUCD and Sponsor shall hold the business terms of this Agreement in confidence and shall not disclose them or any of them to any third party except with prior written consent of the other party or as otherwise required by law or regulation.

8.    HIPAA

Sponsor and Institution agree to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d through d-8 ("HIPAA"), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the "Federal Privacy Regulations") and the federal security standards as contained in 45 CFR Part 142 (the "Federal Security Regulations"). Sponsor and Institution agree not to use or further disclose any protected health information, as defined in 42 U.S.C. § 1320d (collectively, the "Protected Health Information"), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations. Sponsor and Institution will implement appropriate safeguards to prevent the use or disclosure of a patient's Protected Health Information other than as provided for by this Agreement. Sponsor and Institution will promptly report to the other any use or disclosure of a patient's Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Sponsor or Institution becomes aware. In the event Sponsor or Institution, with the other's approval, contracts with any agents to whom it provides a patient's Protected Health Information, it shall include provisions in such agreements whereby it and agent agree to the same restrictions and conditions that apply to it with respect to such patient's Protected Health Information. Sponsor and Institution will make its internal practices, books, and records relating to the use and disclosure of a patient's Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Sponsor or Institution by virtue of this Section.

9.    Patents

A. NYUCD shall promptly disclose in writing to Sponsor any invention made by NYUCD, its employees or the Principal Investigator during the course of the performance of the Study and with respect to the Study PRODUCT. Sponsor shall maintain all such disclosures in confidence and shall not deliver or divulge them to any person. NYUCD hereby grants Sponsor a non-exclusive royalty-free license to practice any such inventions and under any patents or patent applications which NYUCD may file for such inventions.

B.    Sponsor shall also have an option to acquire an exclusive license to practice and such invention and patents and patent applications thereon upon reasonable terms and conditions, including reasonable royalties, as the parties may mutually agree in subsequent writing. The option granted in Section 9.B. shall commence on the date Sponsor receives a disclosure of invention, as set forth in Section 9.A. and shall terminate 180 days thereafter.

10.    Indemnification

A.    Sponsor shall defend, indemnify and hold harmless the Institution, the Principal Investigator, trustees, officers, agents and employees of Institution from any and all liabilities, claims, actions or suites for personal injury or death arising out of or in connection with the administration or use of the Research study test article during the course of the Research, provided however:

i.	That the Research is conducted in accordance with the Protocol and all written devices and Good Clinical Practice regulations, and in the manner required of a reasonable and prudent clinical investigator or dentist;
ii.	That such loss does not arise out of the negligence or willful malfeasance of any Indemnitee;
iii.	That the Sponsor is notified as soon as practicable of any complaint, claim, injury relating to any loss subject to the indemnification;
iv.	That the Sponsor has sole control over the defense and settlement of any such complaint or claim;
v.	That the Sponsor shall have the right to select defense counsel and to direct the defense or settlement of any such claim or suit.

B.    Any liability, loss or damage resulting from negligence or willful malfeasance by the Principal Investigator, other investigators, the Institution, or their trustees, officers, agents and employees is excluded from this agreement to indemnify, defend and hold harmless.

C.    The Institution and the Principal Investigator shall reasonably cooperate with the Sponsor and its legal representatives in the investigation and defense of any claim or suit covered under this Agreement. In the event a claim or action is or may be asserted, the Institution shall have a right to select and obtain representation by separate legal counsel. If the Institution exercises such a right, all costs and expenses incurred by institution for such separate council shall be borne by Institution.

D.    NYUCD agrees that SPONSOR shall not be responsible for any loss to NYUCD, its patients or any third parties caused by the failure of SPONSOR to deliver the test Product.

E.    Neither the Principal Investigator, NYUCD, nor its trustees, officers, agents and employees shall comprise or settle any claim or action without the prior written approval of Sponsor.

11.    Subject Injury

The Sponsor shall reimburse for reasonable and necessary medical expenses incurred by subjects or patients as a direct result of the treatment of adverse reactions from study test article following its administration or use in accordance with the Protocol, provided such expenses are not covered by subject's or patient's medical/dental or hospital insurance coverage and are no way attributable to the negligence or misconduct of any agent or employee of NYUCD. No other compensation of any type will be provided by the Sponsor to the subjects or patients except as required by law

12.    Representations

A. SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND. SPONSOR SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE PRODUCTS.
B. NYUCD shall be liable for any loss or damage to the Product resulting from NYUCD's willful negligent acts or omissions. NYUCD and SPONSOR each warrant that each maintain adequate insurance coverage to cover loss or damage resulting from each party's employees' or agents' performance of this project, as set forth in the Clinical Protocol.

13.    No Assignment

Neither party shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights duties and interests herein granted without first obtaining the written consent of the other party to such assignment.

14.    Use of Name

Without the prior written consent of NYUCD, Sponsor shall not use the name of NYUCD or of any NYUCD staff member, employee or student, or any adaptation thereof;

i)	in any advertising, promotion or sales literature
ii)	in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case Sponsor may make factual statements concerning the Agreement or file copies of the Agreement after providing NYUCD with an opportunity to comment and reasonable time within which to do so on such statement in draft. Except as provided herein, neither NYUCD nor Sponsor will issue public announcements about this Agreement or the status of the Study without prior written approval of the other party.

15.    Termination

A.    This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Performance Period unless sooner terminated in accordance with the provisions of Section 3.A. or of this Section 15. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions, which the parties reduce to writing and sign.

B.    In the event that either party hereto shall commit any breach or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after the receipt of written notice thereof from the other party hereto, the party giving notice may in its opinion and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of receipt of such notice.

C.    This Study and Agreement may be terminated, upon the delivery of written notice, for any reason by the Sponsor or NYUCD when in their sole judgment or that of the Principal Investigator, it is inappropriate, impractical, or inadvisable to continue.

D.    Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.

E.    Sections 7, 8, 9, 10, 11, 13 and 14 of this Agreement shall survive expiration or termination of this Agreement.

16.    Notices

Notices required or permitted hereinunder shall be in writing and shall be deemed given as of the date it is (A) delivered by hand or (B) received by Registered or Certified mail, postage prepaid, return receipt directed, or received by facsimile and addressed to the party to receive such notice at the address set forth below. Such notices and communications shall be deemed to have been received by the addressee on the date of delivery or fourteen (14) days after having been sent by registered mail.

NYUCD:

For Technical/Scientific Matters

Principal Investigator:

Dennis Tarnow
NYU College of Dentistry
345 East Twenty-fourth Street
New York, NY 10010

For Administrative Matters

Soo Bang
Director of Clinical Trials Services
550 First Avenue, Building VET, 10 West
New York, NY 10016

Sponsor:

Bruce L. Hollander
President/CEO
312 S. Military Trail
Deerfield Beach, FL 33442

17.    Miscellaneous

A.    In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations.

B.    If any provision of this Agreement is determined to be invalid or void, remaining provisions shall remain in effect.

C.    This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

D.    This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements and understandings, whether oral or written, between Sponsor and NYUCD.

E.    No Waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, obligations or agreement, nor shall forbearance by any other party be deemed to be a waiver by such party of its rights or remedies with respect to such violation of non-performance.

F.    The descriptive headings contained in this Agreement are included for the convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of the Agreement.

G.    It is not the intent of the parties to create a partnership of joint venture or to assume partnership responsibility of liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

H.    NYUCD and Investigator each represents and warrants to Sponsor that it has not been "debarred" by the United States Food & Drug Administration ("FDA"), nor have "debarment proceedings against it been commenced.

NYUCD and Investigator will immediately notify Sponsor in writing if any such proceedings have commenced or if NYUCD and/or investigator is debarred by the FDA.

In WITNESS WHEREOF, the parties hereto have executed ths Agreement the date and year first above written.

NEW YORK UNIVERSITY COLLEGE OF DENTISTRY	BIOLOK INTERNATIONAL INC
/s/ Louis Terracio	/s/ Ingo K Kozak

Louis Terracio, Ph.D Associate Dean for Research College of Dentistry Date: 09/09/2003	Ingo K Kozak Vice President Date: 09/15/2003

AGREED AND CONSENTED TO
/s/ Dennis Tarnow

Dr. Dennis Tarnow Principal Investigator Date: 09/09/2003